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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Provident Companies, Inc. and The Paul Revere Corporation that is made a part of the Registration Statement (Form S-4) and related Prospectus of Provident Companies, Inc. for the registration of 14,406,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 8, 1996 with respect to the consolidated financial statements of Provident Companies, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, and the related financial statement schedules included therein filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Chattanooga, Tennessee
November 25, 1996